The following letter was sent to employees of Playboy Enterprises, Inc. on January 10, 2011:

To All Employees:

Earlier today the board of directors signed a definitive agreement with Icon Acquisition Holdings, L.P. (Icon Acquisition), a related party of the Company’s controlling stockholder, Hugh M. Hefner, to take the company private. Icon Acquisition has obtained equity commitments for the transaction from an affiliate of the investment firm Rizvi Traverse Management, LLC. The board and senior management agree that this transaction will benefit the company, our shareholders, employees and business partners.   It will help strengthen our existing operations while also providing additional resources for future growth.

Through its investment funds, Rizvi Traverse owns large equity positions in a portfolio of companies, including global talent and literary agency International Creative Management and motion-picture studio Summit Entertainment, which is perhaps best known for its wildly popular series of “Twilight” movies.  The Rizvi Traverse management team is excited about the potential that Playboy offers and is as committed to growing the worldwide reach and power of the brand as we are.  We believe their experience and expertise will help us achieve our goals and that they will play an active role in our transition to a brand management company.   We look forward to working with them.

While this transaction will change the capital structure of the company, it does not change how we do business.  Mr. Hefner will continue to play an active role in the company, and Alex and I will remain in our current positions, as will the senior management team.  For most of you, this transaction will not affect your day-to-day operations or responsibilities.  I have seen first-hand the pride you take in your efforts, and I am confident you will remain committed to those same high standards.

The press release below describes the details of the agreement.   We hope to finalize this transaction before the end of March 2011, but there are still many steps that need to be taken.   We will update you on timing and other critical developments as the information is available.  We understand that transactions of this sort can be very distracting to all employees, and we thank you in advance for your continued focus and hard work.

Sincerely,

/s/ Scott

Notice to Investors
This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Playboy Enterprises Inc. common stock. In connection with the tender offer and merger, the purchaser, affiliates of Rizvi Traverse and Mr. Hefner will file with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO, along with an Offer to Purchase, and thereafter Playboy will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 and a Rule 13E-3 Transaction Statement and other documents relating to the tender offer. Stockholders of Playboy are urged to read these materials carefully when they become available because they will contain important information about Playboy and the tender offer and merger. Anyone may obtain copies of these documents, when available, for free at the SEC’s website at www.sec.gov.

Forward-Looking Statements
This communication contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, and other business partners. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Playboy’s Securities and Exchange Commission filings and reports, as will be discussed in the Tender Offer Statement and Schedule 13E-3 to be filed by the purchaser, Mr. Hefner and affiliates, and the Solicitation/Recommendation Statement and Schedule 13E-3 to be filed by Playboy. We want to caution you not to place undue reliance on any forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.